Exhibit 99(J)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “General Information” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statements of Additional Information in Post-Effective Amendment No. 1,044 and 1,045 to the Registration Statement (Form N-1A, No. 333-123257 and No. 811-10325) of Market Vectors ETF Trust and to the incorporation by reference of our report dated February 22, 2013 on Agribusiness ETF and Solar Energy ETF (two of the series constituting Market Vectors ETF Trust) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2012.

New York, NY
March 13, 2013